Exhibit 10.2.3

                   RESOLUTIONS ADOPTED BY THE
                      BOARD OF DIRECTORS OF
                  UNION CARBIDE CORPORATION ON
               APRIL 17, 1986, WITH RESPECT TO THE
              1984 UNION CARBIDE STOCK OPTION PLAN


     RESOLVED, that, in accordance with Section 6.6 of the 1979 Union Carbide Incentive Compensation Plan and Section 5.6 of the 1984 Union Carbide Stock Option Plan (the "Plans"), and in view of circumstances which have developed since the adjustments authorized by the Board at its January 22, 1986 meeting to the option prices of all outstanding stock options, stock appreciation rights ("SARs") and exercise payments ("EPs") because of the special distribution upon the sale of the consumer products business ("Special Distribution"), the following equitable adjustments be made in the prices per share applicable to outstanding stock options, SARs and EPs:

     (a)     Effective on the date the
estimated amount of the Special Distribution is announced by the Corporation, the option prices presently in effect for the then outstanding stock options and for purposes of SARs and EPs shall be readjusted in accordance with the resolutions adopted by the Board on January 22, 1986 using the estimated amount of the Special Distribution as announced by the Board rather than the ten day trading average of the Special
Distribution Rights.  The option prices
adjusted under this paragraph shall continue in effect until further adjusted under paragraph (b) below or in accordance with the resolutions adopted by the Board on January
22, 1986 at the time the actual amount of the Special Distribution is announced by the Corporation.

     (b)     If any circumstances hereafter
become known or develop which, in the
judgment of the Board of Directors, cause any adjustment in the option prices to be not equitable to a significant extent, the Board shall have the right to make such further adjustments in such amounts and at such times, as the Board in its judgment determines are necessary to achieve equity.